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Prospectus Supplement                           Filed Pursuant to Rule 424(b)(4)
To Prospectus Dated January 4, 2001                Registration No. 333-44572-01
                                                                    333-44572

                         TEXAS INSTRUMENTS INCORPORATED

                        2,257,113 SHARES OF COMMON STOCK

       ISSUABLE UPON CONVERSION OF TEXAS INSTRUMENTS TUCSON CORPORATION'S
                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007

                                   ----------

     This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus, dated January 4, 2001 of Texas Instruments Incorporated relating to the offering from time to time by certain selling securityholders of up to 2,257,113 shares of Texas Instruments common stock, par value $1.00 per share, issuable upon conversion of Texas Instruments Tucson Corporation's 4-1/4% Convertible Subordinated Notes due 2007.

CHANGE IN SELLING SECURITYHOLDER INFORMATION

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes and underlying common stock of the selling securityholders listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                PRINCIPAL
                                                AMOUNT AT
                                               MATURITY OF
                                                  NOTES                         SHARES OF
                                               BENEFICIALLY    PERCENTAGE      COMMON STOCK     PERCENTAGE OF
                                                OWNED THAT      OF NOTES         THAT MAY       COMMON STOCK
NAME OF SELLING SECURITYHOLDER                 MAY BE SOLD     OUTSTANDING      BE SOLD(1)     OUTSTANDING (2)
------------------------------                 -----------     -----------      ----------     ---------------

The Gabelli Global Convertible Securities           $200,000        *                4,500            *
Fund

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*    Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $44.45 per share of Texas Instruments common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes - Conversion of Notes" in the prospectus. As a result, the amount of Texas Instruments common stock issuable upon conversion of the notes may decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities and Exchange Act using 1,734,695,442 shares of Texas Instruments common stock issued and outstanding as of July 29, 2002. Assumes the number of shares of Texas Instruments common stock issuable upon conversion of all of that particular holder's notes are outstanding. However, this does not include the conversion of any other holder's notes.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus Supplement is July 30,2002.